Exhibit 10.54

JOINT DEVELOPMENT AND EXCLUSIVE SUPPLY AGREEMENT

BETWEEN

MEASUREMENT SPECIALTIES, INC.

AND

TEXAS INSTRUMENTS INCORPORATED

Parties and Effective Date

This agreement, between Texas Instruments Incorporated, Automotive Sensors & Controls, of Attleboro MA (TI) and Measurement Specialties, Inc. of Fairfield NJ (MSI) shall have an effective date of 01 July 98.

Background

MSI is engaged in the design, development, engineering, and manufacture of microfused strain gage sensor elements and completed pressure sensors used in the commercial and industrial markets.

TI is engaged in the design, development, engineering and manufacture of pressure sensors using solid state technology and processes for the automotive, commercial and industrial markets.

Purpose

TI and MSI desire to establish a cooperative relationship to design and develop the next generation pressure sensors for high volume automotive applications, with the first focus being on the emerging small form factor brake pressure transducer (BPT) market. The commercial relationship at the outset will be one of joint development, but it is expected to evolve to a larger more complementary strategic alliance as the efforts provide a return on investment and as each party becomes more familiar with the competencies of the other.

Scope of Project

This Agreement shall be performed in phases. Projects include the creation of pre-prototype, prototype and production Products incorporating piezoresistive transducers glass bonded to metal diaphragms (“Subassemblies”).

TI will provide developmental funding and other appropriate resources to MSI in support of the BPT project, with progress payments being made at agreed upon milestones. Under such an arrangement TI will have the exclusive right to use this technology on all automotive (passenger, light truck and sport utility vehicles) brake and transmission applications, with the potential to extend this exclusivity to other automotive market segments as the business potential is better understood. Notwithstanding the above, should TI and MSI not have developed an active transmission program by December 31,1999 or should TI become inactive in its efforts to develop transmission programs for a period of more than twelve (12) months, MSI shall have the right to reassess TI’s exclusivity for the transmission market subject to good faith discussions with TI which will take into account market conditions for the product.

August 20, 1998

MSI will remain open to granting exclusivity to TI in other automotive market segments during the term of this agreement to the extent possible, subject to MSI’s obligations with other customers with which work was begun prior to exclusivity between TI and MSI. TI shall have the right of first refusal to obtain exclusivity in the diesel common rail, and direct gasoline injection automotive market segments. TI will have 30 days to negotiate this right after being informed by MSI of its intention to grant such exclusivity (the parties agree that such negotiations shall take into account prior and projected funding by TI). TI may negotiate for exclusivity in other automotive segments as the opportunity arises. MSI will consider TI as a preferred party and will work with TI preferentially whenever possible as new market opportunities arise.

Exclusivity will be based on TI continuing to remain committed to the program, providing an agreed upon level of NRE and purchasing product as described in Attachment A.

NRE will be disbursed in progress payments when to-be-determined mutually agreed upon milestones are achieved. In the event TI does not deliver NRE funding it can lose its exclusive status, but it will retain access to MSI Subassemblies at a to be agreed upon pricing.

In the event TI does not deliver the product purchases, at its option it can make payments as mutually agreed upon to offset the shortfall to maintain its exclusive status.

MSI will develop and fulfill a resource staffing plan commensurate with TI funding commitments and the required developmental efforts to be accomplished, and it is expected MSI will continue to make appropriate staffing decisions as TI/market success increases. MSI agrees to provide periodic updates regarding resource staffing plans and allocations.

MSI will support development of these sensors and will set up to manufacture Subassemblies in support of TI forecasted volumes and at quality levels suitable for automotive sensors. It is anticipated that MSI will supply a gaged and pretested sensor Subassembly with an option for statistical compensation.

The team’s goal is to develop Subassemblies (strain gages bonded to the metal front end) which meets TI’s $1.25 target price in calendar year 2001 volumes of 1 M units. It is understood that this price will be downward trending over time. In the event it becomes evident that the target price will not be met, NRE funding can be suspended at TI’s sole discretion, and the parties agree to mutually re-evaluate the price target and negotiate a continued relationship. TI also reserves the right, in the event the target price, quality or performance is not met, to terminate the agreement with no requirements for compensation to MSI except for the royalty payment hereinafter described in this Agreement.

Each party will contribute its expertise (TI in analog circuitry, channel to market, application expertise, high volume manufacturing, automotive product development, etc, and MSI in strain gage sensing know-how, and strain gage bonding, etc,) to the effort.

August 20, 1998

With the expectation that MSI’s development effort results in a Subassembly which will meet or beat the above target price, meet or exceed the performance requirements in TI specification EX3584-25 as finally agreed upon and customer mandated specifications (nominally, the +/- 2.3% accuracy) or any ensuing changes in these specifications to which both parties have agreed, and demonstrate suitable process capability, then TI agrees during the term of this agreement, or in any event not later than July 1, 2008, to source all (subject to the next paragraph) of its Subassembly requirements from MSI for piezoresistive transducers glass bonded to metal diaphragms.

Should customer requirements dictate North American or European manufacture of some Subassemblies, TI may manufacture a maximum of twenty percent (20%) of its Subassemblies provided that it pays quarterly to MSI a royalty of the lower of nine cents ($0.09) or seven percent (7%) of the Net Sales Price of the lowest Subassembly price per Subassembly charged to TI by MSI in the quarter. In the event twenty percent (20%) is insufficient to support customers requirements, MSI agrees to renegotiate this share to allow TI to meet its customers’ needs. In the event of an interruption of supply due to political reasons or acts of God or MSI’s inability to supply Subassemblies, TI may manufacture up to one hundred percent (100%) of its Subassemblies during the period of interruption provided it pays the royalty.

Notwithstanding anything to the contrary above, if the contract should terminate for any reason, if applicable, a royalty of the lower of nine cents ($0.09) per Subassembly or seven percent (7%) of the Net Sales Price attributable to the Subassemblies will be paid by TI to MSI for a period of seven years from the effective date of this agreement.

Forecasted volumes, based on present day knowledge, of brake and transmission pressure transducers covered by this agreement for the initial years of the agreement are projected in Attachment B.

TI remains open to the idea of MSI, or a joint TI/MSI effort, providing some percentage of the finished product (i.e., “Sensor”) requirements to the automotive marketplace from China at a to be determined time. Notwithstanding the above, MSI agrees during the term of this Agreement in which there is an exclusivity arrangement between the two Parties not to make and/or sell any air conditioning pressure sensing products for automotive applications.

Product Development Framework, Milestones

The phases of the project will follow TI’s New Product Development process, with the schedule as follows:

Phase	Calendar Year
Development	1998
Pilot	1999
Pre-Launch	1999
Production	2000

August 20, 1998

Patents and Inventions

All inventions, copyrightable material, or proprietary information made or developed solely by employees of one of the parties in performance under this Agreement shall be the sole property of the party and that party shall retain the rights to file applications for and obtain patents and copyrights thereon.

All jointly developed technology shall be jointly owned by TI and MSI. In this event the parties shall jointly agree which party shall have the responsibility for preparing and filing any patent applications(s) on the invention in the US and foreign countries, and the parties agree that each will bear one-half of the actual out-of-pocket expenses associated with obtaining and maintaining such patents.

TI and MSI will retain rights to intellectual properties held by the respective party prior to the date of this agreement.

Independent Development

Nothing in this agreement shall prevent either party from continuing its independent development of its own technologies, including technology that is subject of this agreement.

Confidential Information

Confidential Information Agreement of February 3, 1998 (attached hereto as Attachment C) is incorporated herein except the term of such agreement is extended, if required, to include the term of this Agreement.

Indemnification

MSI agrees to provide TI with patent indemnity protection with regard to MSI supplied Subassemblies to be delivered pursuant to this agreement.

Termination

This Agreement shall have an initial term until July 1, 2008, unless terminated as otherwise provided herein. Thereafter, the term of this Agreement shall run on a year-to-year basis unless either Party notifies the other in writing at least three (3) months prior to termination or its intention to terminate the Agreement.

August 20, 1998

Either party shall have the right to terminate this Agreement forthwith by written notice if the other party:

a.	files a petition in any bankruptcy, insolvency or similar proceeding seeking relief from creditors under any federal or state bankruptcy law or if such a petition is filed against such other party; or

b.	fails to comply with any material obligation to be performed by such other party under this Agreement and subsequently fails to cure such non-compliance within sixty (60) days after receipt of notice of such non-compliance.

Upon the termination of this Agreement for any reason whatsoever, all rights of the parties under, or in any manner to any extent attributable to, this agreement shall cease and terminate unless otherwise set forth in this agreement. In no event or circumstance shall either party be liable to the other for any loss or damage of any kind or character whatsoever on account, or by reason of, or which is attributable in any manner or to any extent to, the termination of this Agreement, but each party shall remain liable to the other for the payment of any indebtedness then owing and for all damages, losses, costs and expenses suffered or incurred by either party as a result of the other party’s breach of any of its duties or obligations under this agreement.

Delegation and Assignment

Neither party shall delegate any of its duties under this agreement nor assign any of its rights hereunder without the prior written approval of the other party except where the delegation/assignment occurs within the scope of a corporate reorganization or the sale of any significant portion of the business activity of the delegating/assigning party of which this Agreement is a part.

Notices

Any notice required to be sent pursuant to this Agreement shall be deemed to have been given when delivered by certified mail, postage prepaid, and addressed to the parties as follows:

If to:	Measurement Specialties, Inc. 80 Little Falls Rd. Fairfield, NJ 07004 Attention: Chief Executive Officer	Copy to:	Attention: John Arnold, Esq.

If to:	Texas Instruments Incorporated 34 Forest Street, MS 23-01 Attleboro, MA 02703 Attention: Michael L. Downey	Copy to:	Texas Instruments Incorporated 34 Forest Street, MS 20-21 Attleboro, MA 02703 Attention: M&C Legal Counsel

August 20, 1998

Governing Law and Arbitration

The parties will attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation for a period of three (3) months. If those attempts fail, then the dispute will be mediated by a mutually-acceptable mediator to be chosen by the parties within forty-five (45) days after written notice by either to the other demanding mediation. No party may reasonably withhold consent to the selection of a mediator and the disputing parties will share the costs of the mediation equally. By mutual agreement, however, the parties may postpone mediation and engage in traditional litigation.

Unless otherwise agreed upon and as set forth above in this Agreement, any disputes relating to this Agreement, its breach or alleged breach, termination or validity shall be governed by the laws of the Commonwealth of Massachusetts, except for its choice of law rules.

Modifications

This Agreement shall not be changed or modified in any manner except by a written document signed by all parties. No oral agreement, course of performance or other means other than a written document signed by all parties expressly providing for such waiver shall be deemed to waive the term of this section.

Miscellaneous Provisions

Neither Party shall, except as required by law, disclose the terms of this Agreement without the prior consent of the other Party.

This Agreement shall be in English and may be signed in two or more identical counterparts, either of which shall constitute the fully signed Agreement.

This Agreement, along with the Attachments hereto or referred to thereof, is the entire Agreement between the Parties with respect to the subject matter hereof and supersedes all prior Agreements, understandings or representations between the Parties with respect to the subject matter hereof except for any confidentiality or non-disclosure agreement. No alterations, modifications, interpretation or amendment of this Agreement shall be binding on the Parties unless in writing, designated as an amendment hereto and signed by each of the Parties.

Neither Party in connection with the performance of this Agreement shall either directly or indirectly make, give or promise any payment or other thing of value to any person for any purpose, or commit any other act which is unlawful under the laws of the United States, and, to the extent not inconsistent with the laws of the United States, the laws of any other applicable Jurisdiction.

Neither Party is liable, either wholly or in part, for nonperformance or a delay in performance due to force majuere or contingencies or causes beyond the reasonable control of either Party, including but not limited to, strikes, shortage of labor, fuel, raw material or machinery or technical or yield failure where either Party has exercised ordinary care in the prevention thereof.

August 20, 1998

Neither Party shall be responsible to the other Party, in contract, tort or otherwise, for any special, incidental or consequential damages whether or not caused by such Party’s negligence.

IN WITNESS WHEREOF, both Parties have caused this Agreement to be duly executed effective as of the first date stated above.

TEXAS INSTRUMENTS INCORPORATED MATERIALS AND CONTROLS		MEASUREMENT SPECIALTIES, INC.

By:	/s/ Thomas K. Rowland	By:	/s/ Joseph R. Mallon, Jr.
Name:	Thomas K. Rowland	Name:	Joseph R. Mallon, Jr.
Title:	Automotive Sensors & Controls North American Manager	Title:	CEO
Date:	8/20/98	Date:	8/20/98

August 20, 1998

Attachment A - Minimum NRE and Product Purchases

Calendar Year	NRE Funding*	Product Purchase**
1998	$200,000
1999	$250,000
2000	$300,000
2001		$1,000,000
2002		$2,000,000
2003		$3,000,000

Then growth of 20% per year for three years, thereafter growth of 10% per year.

*	payable in progress payments upon to be determined milestones
**	includes amortized value of capital investments and purchase of samples

August 20, 1998

Attachment B - Anticipated Subassembly Volumes

Volumes	2000	2002	2004
Total Projected Global BPT Market, ku	4800	9000	11700
Expected TI BPT volumes, ku	100	2200	4500
Total Projected Global CVT Market, ku	0	1000	5000
Expected TI CVT volumes, ku	0	500	2500
Total Expected TI Volume	100	2700	7,000
Subassembly Price Example	$1.25	$1.10	$1.00
Total Automotive Revenue	$0.1 M	$2.9 M	$7.0 M

August 20, 1998

Attachment C - Confidential Information Agreement

Amendment to

Mutual Nondisclosure Agreement

Between

Sensata Technologies, Inc.

And

Measurement Specialties, Inc.

WHEREAS, Sensata Technologies, Inc. and Measurement Specialties, Inc. have previously entered into a Non Disclosure Agreement effective 25th June 2007.

NOW THEREFORE, the parties wish to amend the Agreement as follows:

•	To extend the term of the disclosure period in Section 5 for an additional two (2) years through 25th June 2011.

Except as hereinabove amended, all other provisions of the Agreement and previous Amendments remain unchanged and fully effective.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their authorized officials.

SENSATA TECHNOLOGIES, INC.		MEASUREMENT SPECIALTIES, INC.

By:	/s/ Eugene M. Golab	By:	/s/ Glen Mac Gibbon

Name:	Eugene M. Golab	Name:	Glen Mac Gibbon

Title:	Vice President Purchasing	Title:	Executive Vice President

Date:	December 7, 2009	Date:	November 24, 2009

MEMORANDUM

June 12, 2007

FORWARD TO:	Anand Krishnamurthy	MS: B-53
	David Hatch	MS: B-71
	Mike Cavanaugh	MS: B-35
	George Verras	MS: B-69
	Russ Baumann	MS: B-1

FROM:	Laurie Gagné	MS: B-1

SUBJECT:	NON DISCLOSURE AGREEMENT MEASUREMENT SPECIALTIES, INC.-NDA 2007.101
1000 Lucas Way Hampton, VA 23666

The attached Agreement is written to protect disclosure of Sensata’s and Measurement Specialties’ proprietary information. Sensata’s information is related to application of piezo film technology related to occupant weight sensing, test data, product attributes and business plan. Measurement Specialties’ information is related to evaluation of piezo film technology to determine applicability for the application.

This Agreement obligates the parties to hold the information disclosed during the period of two (2) years after the effective date of this Agreement in confidence for a period of five (5) years following receipt of the Proprietary Information.

The Agreement was prepared in Sensata’s standard format and is acceptable for Sensata signature.

If you approve, please sign below and forward for the additional approvals and signatures.

/s/ Russ Baumann	Date:	6/12/07
BUSINESS SERVICES
Russ Baumann for Laurie Gagné

/s/ Anand Krishnamurthy	Date:	06/14/07
Anand Krishnamurthy

/s/ David Haten	Date:	6/12/07
David Haten

/s/ Mike Cavanaugh	Date:	6/12/07
Mike Cavanaugh

/s/ Steve Beringhouse	Date:	6/13/07
Steve Beringhouse

/s/ Russ Baumann	Date:	6/14/07
Russ Baumann

PLEASE RETAIN COVER SHEET UNTIL ONE SIGNED ORIGINAL IS RECEIVED BY SENSATA AND THEN RETURN COVER SHEET AND THE SIGNED ORIGINAL AGREEMENT TO: Debbie Hawes, Business Services, M/S B-1. Thank you.

ANY EMPLOYEE WHO ACCESSES THE INTERNET MUST NOT SEND SENSATA PROPRIETARY INFORMATION-STRICTLY PRIVATE THROUGH E-MAIL UNLESS PROPERLY PROTECTED.

2q07. l35a

MUTUAL NONDISCLOSURE AGREEMENT

This Agreement is effective as of the 25th day of June 2007, by and between Measurement Specialties, Inc., a New Jersey Corporation (“MEAS”) and Sensata Technologies, Inc. with offices located at 529 Pleasant Street, Attleboro, MA 02703 (hereinafter “The Company”).

1.	Definition. “Propietary Information” means any information, technical data, or know-how, including, but not limited to, that which relates to research, products, services, customers, markets, software, developments, inventions, processes, designs, drawings, engineering, marketing or finances, whether in tangible, machine readable, or electronic form, disclosed by either of the parties to the other, which the disclosing party at the time of disclosure identifies electronically or in written or other tangible form of expression as confidential and/or proprietary by means of a legend, marking, stamp or other notice identifying the information to be confidential and/or proprietary, or information disclosed orally or visually by a party to this Agreement, where the disclosing party identifies such information as confidential and/or proprietary at the time of disclosure and, within thirty (30) days after such oral or visual disclosure, reduces the subject matter of the disclosure to a tangible or electronic form properly identified in the manner described above and submits it to the receiving party.

2.	Use of Proprietary Information. Proprietary Information disclosed hereunder shall only be used during the term of this Agreement for:

MEAS: Evaluation of the piezo film technology to determine applicability for the application

Sensata Technologies: Application of piezo film technology related to occupant weight sensing, test data, product attributes and business plan

Each disclosing party represents that it has the right to disclose Proprietary Information to the receiving party for the purpose(s) stated above.

3.	Protection of Proprietary Information. It is agreed that for a period of five (5) years following the receipt of the Proprietary Information, the receiving party shall make reasonable efforts to preserve in confidence such Proprietary Information and prevent disclosure thereof to third parties. Each of the parties agrees that it will use the same degree of care to protect the other party’ s Proprietary Information as is used to protect its own and such degree of care shall be at least use of reasonable care. Disclosures of Proprietary Information shall be restricted to those employees and/or other individuals associated with the receiving party who are directly participating in the efforts set out in Paragraph 2 above, who have a need to know the Proprietary Information, and who have been made aware of and consent in writing to abide by restrictions at least as restrictive as those contained herein concerning the use of the Proprietary Information.

4.	Exceptions. The obligation to protect Proprietary Information, and the liability for unauthorized disclosure or use of Proprietary Information, shall not apply with respect to Proprietary Information which is:

(1)	published or otherwise is or becomes available to the public other than by breach of this Agreement; or
(2)	rightly received by one party hereunder from a third party without restriction on disclosure; or
(3)	independently known by or independently developed by the receiving party without the use of Proprietary Information disclosed by the disclosing party; or
(4)	approved in writing by the disclosing party for public release or disclosure by the receiving party; or
(5)	inherently disclosed by public sale or other release of products or services authorized by the disclosing party; or
(6)	required to be disclosed pursuant to any applicable law, regulation, or legal order, provided that the receiving party has notified the disclosing party immediately upon learning of the possibility that disclosure could be required pursuant to any such law, regulation, or legal order and has given the disclosing party a reasonable opportunity to contest or limit the scope of such required disclosure and has cooperated with the disclosing party toward this end.

5.	Term and Termination. This Agreement shall terminate two (2) years after the effective date of this Agreement, but it may be terminated by either party giving thirty (30) days notice in writing to the other party of its intention to terminate. Termination shall not, however, affect the rights and obligations included herein with respect to Proprietary Information disclosed hereunder prior to termination. Upon termination of this Agreement, each party will, upon request of the disclosing party, and within a reasonable period of time thereafter, return all Proprietary Information received from the receiving party and copies made thereof by the receiving party, or, if acceptable to the disclosing party, certify by written memorandum that all such Proprietary Information has been destroyed. Each party may retain one archival copy to be used only in resolving a dispute concerning this Agreement.

6.	No Transfer or License of Intellectual Property. Except as otherwise provided herein, neither the execution and delivery of this Agreement, nor the furnishing of any Proprietary Information hereunder shall be construed as granting any ownership rights or rights by license or otherwise under any invention, improvement, discovery or patent, trade secret, know-how, work of authorship, software program, or other intellectual property now or hereafter owned or under the control of either party.

7.	Transfer/Assignment. This Agreement and the rights and obligations hereunder may not be transferred or assigned by one party without the prior written approval of the other party hereto.

8.	Export Control Laws and Regulations. Neither party shall export, directly or indirectly, any Proprietary Information disclosed under this Agreement to any country for which the U.S. Government at the time of export requires an export license or other Government approval without first obtaining such license or approval. The receiving party shall first obtain the written consent of the disclosing party prior to submitting any request for authority to export any such Proprietary Information.

9.	Applicable Law. This Agreement shall be governed by and construed under the laws of the State of New Jersey.

10.	No Formal Business Relationship. This Agreement shall not be construed as a teaming, joint venture or other such arrangement; rather, the parties hereto expressly agree that this Agreement is for the purpose of protecting Proprietary Information only.

11.	No Obligation to Disclose. Neither party has an obligation to supply Proprietary Information hereunder.

12.	Binding Effect. This Agreement shall be binding upon each party, its affiliates, respective employees, agents, representatives, successors, and assigns. No change, modification, alteration, or addition to any provision hereof shall be binding unless in writing and signed by authorized representatives of both parties. Each party agrees that its obligations here-under are necessary and reasonable in order to protect the other party and the other party’s business, and expressly agrees that monetary damages may be inadequate to compensate the other party for any breach of any covenant or agreement set forth herein. Accordingly, each party agrees and acknowledges that any such violation or threatened violation may cause irreparable injury to the other party and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the other party may be entitled to obtain injunctive relief against the threatened breach of this Agreement or the continuation of any such breach, without the necessity of proving actual damages.

13.	Construction. This Agreement is the result of negotiation between the parties and, accordingly, shall not be construed for or against either party regardless of which party drafted this Agreement or any portion thereof.

14.	Entire Agreement. This Agreement contains the entire understanding between the parties relative to the protection of Proprietary Information and supersedes all prior and collateral communications, reports, and understandings between the parties in respect thereto.

AGREED AND ACCEPTED BY:

MEASUREMENT SPECIALTIES, INC.		SENSATA TECHNOLOGIES, INC.

Typed Name:	Donald Halvorsen	Typed Name:	Russell E. Baumann

By:	/s/ Donald Halvorsen	By:	/s/ Russell E. Baumann

Title:	Piezo Product Line Mgr	Title:	Chief Patent Counsel & Assistant General Counsel

Date:	June 25, 2007	Date:	June 14, 2007

AMENDMENT AND RESTATEMENT OF THE 1998 JOINT DEVELOPMENT AND

EXCLUSIVE SUPPLY AGREEMENT

BETWEEN

MEASUREMENT SPECIALTIES, INC.

AND

TEXAS INSTRUMENTS INCORPORATED

This Agreement between Texas Instruments Incorporated, Sensors and Controls business, having a place of business in Attleboro, MA (“TI”) and Measurement Specialties, Inc. of Fairfield, NJ (“MSI”) has an effective date of May 10, 2002.

Purpose

It is intended by the parties that they herein clarify certain items from their Joint Development and Exclusive Supply Agreement, effective 1 July 1998, (“the 98 Agreement”) and provide amendments reflecting agreements and practices since 1 July 1998.

Scope of Project

This Section is expanded to include the following new paragraphs:

License Grant – MSI has granted to TI exclusive licenses to the following automotive (passenger, light truck and sport utility vehicles) application markets: braking, transmission, common rail diesel and gasoline direct injection. These licenses are irrevocable, during the term of the agreement, except in the event of an uncured material breach by TI, and terminate upon termination of the 98 Agreement and this Amendment, but may be subject to royalty payments as described in the 98 Agreement. TI will, per the terms of the 98 Agreement, purchase its SEA requirements for sensors sold in the licensed fields above from MSI (except for those volumes internally produced per the provision found in Second Source below) for piezoresistive transducers glass bonded to metal diaphragms during the term of this term of the 98 Agreement. MSI agrees to supply SEAs to TI to meet TI’s requirements during the term of the 98 Agreement and to sell SEAs exclusively to TI within the above licensed fields. TI will incorporate those SEAs into its sensor products and sell these products in all the above licensed fields. TI will only use the licenses to make the SEAs in the event of an uncured material breach of MSI, MSI’s termination of the 98 Agreement for a reason other then an uncured material breach by TI, or pursuant to the Second Source as described below. MSI confirms that TI has, to date, met the conditions called for in the 98 Agreement to maintain the exclusive status of the grants listed above.

MSI will sell SEA’s to TI nonexclusively for any market application. The pricing is based on the cost variables of aggregate annual volume and port geometry for each SEA and then applying a not-to-exceed gross margin percentage as follows:

Annual Volume	Gross Margin*
<1KU	60%
1KU to 10KU	50%
10KU to 100KU	45%
100KU to 500KU	40%
>500KU	35%

*	Gross margin is defined as MSI standard cost (material, dir labor, labor OH, yield, QA) which does not include engineering, SG&A, and R&D.

Excluded from the price table above are; 1) Domestic applications in stationary and transport refrigeration, the gross margin is not-to-exceed 70% and 2) Domestic applications in paint sprayers, the gross margin is not-to-exceed 90%.

MSI and TI agree to have discussions in the future regarding a potential joint venture for industrial applications, regarding MSI private labeling TI MSG product for low volume/nonstrategic applications to TI, and regarding TI potential interest in converting a nonexclusive market segment into an exclusive segment. TI’s current intent is to use MSI SEA’s with our automotive ASIC’s for the next couple years but does reserve the right to use other signal conditioning as needed.

Second Source – Although TI has no immediate intention to second source and expects to buy all of its requires for SEA’s from MSI indefinitely, MSI recognizes that TI may require a second source of production to satisfy its customers. Accordingly, MSI grants to TI an “Option”; granting TI a license to produce internally (“Second Sourced Production”) SEAs. TI agrees to purchase SEAs from MSI at volumes in support of an MSI automotive business share of not less than 60% annually or 7M units (i.e. whichever is greater). By this agreement TI purchases an “Option” which grants TI the right to produce second sourced SEAs to cover all or a portion of volumes above this 60% minimum share level annually or 7M units (i.e. whichever is greater). TI shall be required to pay for exclusivity the higher of $.05 or 5% per SEA to MSI for such Second Sourced Production. Unless unusual circumstances make it commercially unreasonable, TI will provide MSI with notice eighteen (18) months in advance or as soon as the decision has been made, whichever is greater, prior to commencing Second Sourced Production.

In the event that MSI “Like” SEA’s surface competitively in the exclusive markets we serve, the above exclusivity payments would be subject to re-evaluation.

Option Price:

1)	Purchase of the Second Source Option $25,000 **

2)	Exercise of the Second Source Option $250,000.** ($250,000.00 to be paid $100,000.00 at time of Exercise and then in increments of $50,000.00 for each 1 million SEA’s of TI manufacture until total of $250,000.00 is achieved)

**	Payment terms for Option above,

Purchase of Option: payable upon signing of this agreement,

Exercising of Option: payable 30 days after exercise

Pricing – The parties acknowledge that product pricing remains critical to marketplace success. Sense Element Assembly (“SEA”) (formerly referred to as “Subassemblies” in the 98 Agreement) design and volume projections must remain the drivers to future pricing with continuous improvement strategies in place. Attachment “A” to this amendment contains the agreed to pricing for calendar years 2003 and 2004. Pricing for 2005 and beyond will decline with increasing annual production and expected efficient asset/capacity utilization, annually (each year lower then the year before) from the agreed levels for 2004. Declining SEA Pricing for 2005 and beyond would be required to target expected TI end Market/Customer Driven Product cost reductions (i.e. estimated as between 2 to 8% annually) as the minimum objective.

It is understood that the port pricing has to date achieved substantial reduction, and that both parties will need to work together to further develop cost reduction potential and consequently the pricing target may need to be separated between the port content and non-port content of the total price.

Status of the Joint Development Project

•

Product purchases outlined in 98 Agreement have been exceeded. The parties acknowledge that process and quality development are proceeding at acceptable levels and continue to improve. Teamwork and trust have been excellent.

•

Notwithstanding that the original $1.25 price target for the “BPT” sensor for the first one (1) million units has not been met, and acknowledging that the changes in the port configuration and material cost were significant factors in not meeting the original price target, all terms of the 98 Agreement remain in full force, except as modified herein, and TI agrees not to terminate the 98 Agreement on this basis.

•

Based on progress to date, it is agreed that the parties will convene by July 1st annually to decide on extending the agreement by an additional 1 year. The first such meeting will take place before July 1, 2003.

Other

The other provisions of the 98 Agreement remain in effect.

Supply Agreement

The parties intend to negotiate a Supply Agreement for SEAs to replace and expand upon the supply terms provided for in the 98 Agreement and this amendment, but in a manner not inconsistent with the intent of the 98 Agreement and subsequent course of conduct between the parties.

TEXAS INSTRUMENTS INCORPORATED Sensors & Controls		MEASUREMENT SPECIALTIES, INC.

By:	/s/ Martha Sullivan	By:	/s/ Joseph R. Mallon, Jr.
Name:	Martha Sullivan	Name:	Joseph R. Mallon, Jr.
Title:	Vice President & Global	Title:	Chief Executive Officer
Business Manager
Sensor Products
Date:	5/16/02	Date:	5/10/02

EXCLUSIVE SUPPLY AGREEMENT

BETWEEN

MEASUREMENT SPECIALTIES, INC.

AND

TEXAS INSTRUMENTS INCORPORATED

ATTACHMENT A

TABLE OF CONTENTS

Attachment A - 100% Forecast

Attachment A - 115% Forecast

Attachment A - 85% Forecast

MSI/TI Pricing Agreement 2003-2004	ATTACHMENT A -100% forecast

Last Update: May 9, 2002			M. Cavanaugh
				Volumes				SEA Pricing				PORT Pricing Matrix
	SEA #	Port #	User #1	2001	2002	2003	2004	2003		2004		2003		2004
								Spindex	JL elimination of heat treatment	Spindex	JL elimination of heat treatment	Spindex Port Price	JL Port Price Assumption	Spindex Port Price	JL Port Price Assumption
Current	37735	37736	CT PS60	1230	2122	2745	2830	$1.32	$1.24	$1.18	$1.10	0.631	0.581	0.618	0.568
Production	37766	37729	TRW430 (SFF)	54	300	622	724	$1.27	$1.19	$1.14	$1.06	0.572	0.522	0.561	0.511
Program	37844	37842	Honda (SFF)	10	302	411	587	$1.43	$1.35	$1.31	$1.23	0.689	0.639	0.675	0.625
	37860	37859	Sumitomo (SFF)	5	49	67	130	$1.44	$1.36	$1.33	$1.25	0.699	0.649	0.685	0.635

Subtotal				1299	2773	3845	4271
PS60SI	37876	37875	PS60si 190 bar	10	19	700	2000	$1.44	$1.36	$1.31	$1.23	0.706	0.656	0.691	0.641
(SFF)
	37876	37875	PS60si 70 bar	2	0	15	350	$1.44	$1.36	$1.31	$1.23	0.706	0.656	0.691	0.641

Subtotal				12	19	715	2350
Common	T-604956-01	T-604965-01	LFF2 Common R.	10	125	1439	2683	$1.55	$1.47	$1.32	$1.24	0.706	0.656	0.691	0.641
Rail	T-604956-01	T-604965-01	LFF2 Common R.	0	0	300	900	$1.55	$1.47	$1.32	$1.24	0.706	0.656	0.691	0.641

Subtotal				10	125	1739	3583
								All to be quted		All to be quted
Misc.		37885	Cat Rail (LFF1)	5	10	75	80	TBD		TBD
	37927	37928	Delphi Bk.(LFF1)	0	0	1	105	"		"		0.853		0.836
	37788	37787	Siem CVT	12	1	5	180	"		"		0.882		0.864
			Siem GDI	5	0	20	431	"		"

Subtotal				22	11	101	796

Total				1343	2928	6400	11000

Development Agreement Expected Volume				n/a	2700	n/a	7000

1.	Open Items to be negotiated and mutually agreed upon:

Port Cost Reductions Sharing on improvements beyond above Port Matrix (CR can be H.T. elim.; Raw Mat’l; Productivity, Bippus, etc.)

Payment timing and trigger levels to be agreed upon should volumes reach either 85% or 115% levels

2.	Per Glen MacGibbon 3/27/02 - Annual Volume; As you can see our price is dependant upon volume, and we have provided prices based upon; 100%, 115%, and 85% respectively of the TI forecast as we agreed during our meeting on March 14, 2002.
3.	Per Glen MacGibbon 3/27/02 - Heat Treatment: by eliminating the heat treatment process, the price will be reduced by $0.03 per unit. This reduction is already assumed in the price column for “JL elimination of heat treatment” machined ports
4.	Per Glen MacGibbon 3/27/02 - JL Machining Ports: For every port JL machines, it is estimated that TI would save on average of $0.05 per port. This is our best estimate based upon machine times quoted from the machine tool supplier. As soon as the machine is up and running in JL, we will immediately confirm the price savings. This option will be capacity limited based upon the total amount of machines to be located at JL.

ATTACHMENT A -115% forecast

Last Update: March 1, 2002					Volumes				Port Suppliers
	SEA #	Port #	User #1	Additional Users	2001	2002	2003	2004	2003			2004	2005
									Spindex	JL elimination of heat treatment	Spindex	JL elimination of heat treatment	Spindex	JL/ Seamax
Current	37735	37736	CT PS60	PS60RD, Tokico	1230	2122	3156.8	3254.5	$1.29	$1.21	$1.165	$1.09
Production	37766	37729	TRW430 (SFF)		54	300	715.3	832.6	$1.24	$1.16	$1.12	$1.04
Program	37844	37842	Honda (SFF)		10	302	472.65	675.05	$1.40	$1.32	$1.28	$1.20
	37860	37859	Sumitomo (SFF)		5	49	77.05	149.5	$1.41	$1.33	$1.29	$1.21
Subtotal					1299	2773	4421.8	4911.7
PS60SI	37876	37875	PS60si 190 bar (SFF)	220 Bar, 170 Bar	10	19	805	2300	$1.41	$1.33	$1.29	$1.21
(SFF)							0	0
	37876	37875	PS60si 70 bar (SFF)		2	0	17.25	402.5	$1.41	$1.33	$1.29	$1.21
Subtotal					12	19	822.25	2702.5
Common	T-604956-01	T-604965-01	LFF2 Common Rail	Siemens and Delphi	10	125	1654.9	3085.5	$1.51	$1.43	$1.37	$1.29
							0	0
Rail	T-604956-01	T-604965-01	LFF2 Common Rail	Bosch	0	0	345	1035	$1.51	$1.43	$1.37	$1.29
Subtotal					10	125	1999.9	4120.5
									All to be quted		All to be quted
Misc.		37885	Cat Rail (LFF1)	Husco Rail, PHS LFF	5	10	86.25	92	TBD		TBD
	37927	37928	Delphi Brake(LFF1)	TRW LFF	0	0	1.15	120.75	"		"
	37788	37787	Siem CVT		12	1	5.75	207	"		"
			Siem GDI	Nissan GDI, Hitach	5	0	23	495.65	"		"
Subtotal					22	11	116.15	915.4

Total					1343	2928	7360	12650

Development Agreement Expected Volume				BPT & CVT	n/a	2700	n/a	7000

ATTACHMENT A -85% forecast

Last Update: March 1, 2002					Volumes				Port Suppliers
	SEA #	Port #	User #1	Additional Users	2001	2002	2003	2004	2003		2004		2005
									Spindex	JL elimination of heat treatment	Spindex	JL elimination of heat treatment	Spindex	JL/ Seamax
Current	37735	37736	CT PS60	PS60RD, Tokico	1230	2122	2333.3	2405.5	$1.35	$1.27	$1.22	$1.14
Production	37766	37729	TRW430 (SFF)		54	300	528.7	615.4	$1.30	$1.22	$1.17	$1.09
							0
Program	37844	37842	Honda (SFF)		10	302	349.35	498.95	$1.47	$1.39	$1.33	$1.25
							0
	37860	37859	Sumitomo (SFF)		5	49	56.95	110.5	$1.48	$1.40	$1.35	$1.27
Subtotal					1299	2773	3268.3	3630.4
PS60SI	37876	37875	PS60si 190 bar (SFF)	220 Bar, 170 Bar	10	19	595	1700	$1.48	$1.40	$1.35	$1.27
(SFF)
	37876	37875	PS60si 70 bar (SFF)		2	0	12.75	297.5	$1.48	$1.40	$1.35	$1.27
Subtotal					12	19	607.75	1997.5
Common	T-604956-01	T-604965-01	LFF2 Common Rail	Siemens and Delphi	10	125	1223.2	2280.6	$1.58	$1.50	$1.43	$1.35

Rail	T-604956-01	T-604965-01	LFF2 Common Rail	Bosch	0	0	255	765	$1.58	$1.50	$1.43	$1.35
Subtotal					10	125	1478.2	3045.6
									All to be quted		All to be quted
Misc.		37885	Cat Rail (LFF1)	Husco Rail, PHS LFF	5	10	63.75	68	TBD		TBD
	37927	37928	Delphi Brake (LFF1)	TRW LFF	0	0	0.85	89.25	"		"
	37788	37787	Siem CVT		12	1	4.25	153	"		"
			Siem GDI	Nissan GDI, Hitach	5	0	17	366.35	"		"
Subtotal					22	11	85.85	676.6

Total					1343	2928	5440	9350

Development Agreement Expected Volume				BPT & CVT	n/a	2700	n/a	7000